UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 8, 2024

The Beauty Health Company
(Exact name of registrant as specified in its charter)

Delaware	001-39565	85-1908962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2165 Spring Street
Long Beach, CA
(Address of principal executive offices)

90806
(Zip Code)
(800) 603-4996
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	SKIN	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On April 9, 2024, The Beauty Health Company ("BeautyHealth") filed a Current Report on Form 8-K (the "Original Form 8-K") to report the mutual termination of Brad Hauser from his role as Chief Operating Officer (the "Chief Operating Officer") of the Company, effective as of April 9, 2024. This Amendment No. 1 on Form 8-K/A is being filed to supplement the disclosure contained in Item 5.02 of the Original Form 8-K, including the provision of the executed Separation, Transition and General Release Agreement entered into by and between Hydrafacial LLC, BeautyHealth's indirect, wholly-owned subsidiary ("Hydrafacial", and together with BeautyHealth, the "Company"), and Mr. Hauser (the "Separation Agreement"). The Original Form 8-K otherwise remains unchanged.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Operating Officer Departure

On April 8, 2024, the Company and Brad Hauser mutually agreed to terminate Mr. Hauser’s employment as Chief Operating Officer of the Company without cause, effective as of April 9, 2024 (the "Termination Date"). As previously reported in the Original Form 8-K, Mr. Hauser agreed to remain with the Company in an advisory role until no later than June 30, 2024 (the "Separation Date"), unless the Company decides in its sole discretion that it is beneficial to accelerate the Separation Date to an earlier date (the "Revised Separation Date"). Mr. Hauser’s separation was not a result of any disagreement with the Company on any matter relating to the Company’s financial reporting, operations, policies or practices.

On April 29, 2024, the parties entered into the Separation Agreement, effective as of April 26, 2024, in connection with Mr. Hauser’s mutual termination from his position as Chief Operating Officer of the Company without cause as of the Termination Date. Pursuant to the Separation Agreement, Mr. Hauser agreed to remain employed with the Company in an advisory capacity through the Separation Date or the Revised Separation Date and will receive his current level of compensation and benefits during such period that he was entitled to receive prior to the Termination Date.

Additionally, pursuant to the Separation Agreement, Mr. Hauser will receive: (i) total separation pay of $400,000 (the “Cash Severance”), payable bi-weekly, in accordance with the Company’s standard payroll practices (including standard withholding and authorized deductions), for a period of twelve (12) months beginning on the Separation Date or Revised Separation Date (the “Post-Separation Period”), (ii) a cash payment of $85,000 on June 1, 2024 as part of a prior retention award, and (iii) reimbursement of the employer portion of COBRA premium payments during the Post-Separation Period, provided Mr. Hauser timely submits an election to continue coverage under COBRA (collectively, the “Severance Benefits”).

As consideration for the Severance Benefits, Mr. Hauser agreed to provide advisory and consulting services on a full-time basis for the Company through the Separation Date or Revised Separation Date. In addition, Mr. Hauser agreed to provide assistance with transitioning his former responsibilities to the Chief Supply Chain and Operations Officer. Further, Mr. Hauser has agreed to a non-competition covenant during the Post-Separation Period, which prohibits him from being employed by, consulting for, provide services for or otherwise being affiliated with any entities that manufacture, sell or distribute microdermabrasion and/or hydrodermabrasion / hydradermabrasion machines. Mr. Hauser further agreed to cooperate with the Company in the event his assistance is reasonably required in connection with any legal proceeding; provided, however, that if Mr. Hauser is required to spend more than 25 hours providing such cooperation and assistance, the Company will pay Mr. Hauser an amount equal to $300 for each incremental hour he spends.

Pursuant to the Separation Agreement, Mr. Hauser agreed to release all claims against the Company arising out of or in any way connected with Mr. Hauser’s employment relationship with the Company, or Mr. Hauser’s separation from employment. Mr. Hauser is also subject to ongoing covenants relating to mutual non-disparagement and remains bound by certain contractual obligations he has under any confidentiality agreements he may have with the Company. The Severance Benefits and the other benefits described in the Separation Agreement are subject to the terms and conditions described in the Separation Agreement.

The foregoing description of the Separation Agreement is not complete and is subject to and qualified in its entirety by reference to the Separation Agreement, a copy of which is filed with this Current Report on Form 8-K/A as Exhibit 10.1, and the terms of which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1 †	Separation, Transition and General Release Agreement, dated April 29, 2024, by and between Hydrafacial LLC and Brad Hauser
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Confidential portions of this exhibit were redacted pursuant to Item 601(b)(10) of Regulation S-K, and the Company agrees to furnish to the SEC a copy of any omitted schedule and/or exhibit upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2024	The Beauty Health Company

	By:	/s/ Michael Monahan
	Name:	Michael Monahan
	Title:	Chief Financial Officer